Exhibit 99

PRESS RELEASE

Contact:	Fred G. Kowal
President and Chief Operating Officer
(973) 748-3600

American Bancorp of New Jersey, Inc.
American Bank of New Jersey
365 Broad Street
Bloomfield, NJ  07003-2798

NASDAQ Global Market “ABNJ”	For Immediate Release
April 30, 2009

AMERICAN BANCORP OF NEW JERSEY, INC. ANNOUNCES
SECOND QUARTER 2009 EARNINGS

Bloomfield, New Jersey – April 30, 2009 – American Bancorp of New Jersey, Inc. (NASDAQ: ABNJ) (“American” or the “Company”), the holding company for American Bank of New Jersey (the “Bank”), announced today a net loss of $573,000 for the quarter ended March 31, 2009.  By comparison, the Company reported a net loss of $13,000 for the quarter ended March 31, 2008.  The increase in the net loss for the more recent comparative period was primarily attributable to increases in the provision for loan losses.  Both basic and diluted earnings per share for the quarter ended March 31, 2009 were ($0.06).  By comparison, for the quarter ended March 31, 2008, both basic and diluted earnings per share were $0.00.

Increases in the provision for loan losses similarly affected the Company’s earnings during the comparative six month periods.  For the six months ended March 31, 2009, the Company reported a net loss of $18,000 in comparison to net income of $80,000 for the six months ended March 31, 2008.  Both basic and diluted earnings per share for the six months ended March 31, 2009 were $0.00.  By comparison, for the six months ended March 31, 2008, both basic and diluted earnings per share were $0.01.

On December 15, 2008, American Bancorp of New Jersey, Inc. and Investors Bancorp, Inc. jointly announced the signing of a definitive agreement under which Investors Bancorp will acquire American Bancorp of New Jersey.  Under the terms of the agreement, as amended on March 9, 2009, 65% of American Bancorp of New Jersey shares will be converted into Investors Bancorp common stock and the remaining 35% will be converted into cash.  American Bancorp of New Jersey’s stockholders will have the option to elect to receive either 0.9218 shares of Investors Bancorp common stock or $12.50 in cash for each American Bancorp of New Jersey common share, subject to proration to ensure that in the aggregate 65% of the American Bancorp of New Jersey shares will be converted into stock.  The transaction is intended to qualify as a reorganization for federal income tax purposes.  As a result, the shares of American Bancorp exchanged for Investors Bancorp stock will be transferred on a tax-free basis.

The transaction has been approved by the boards of directors of each company and is expected to close on or about May 29, 2009, subject to customary closing conditions including regulatory approvals and approval by American Bancorp of New Jersey’s shareholders.  All requisite regulatory approvals for the transaction have been received and shareholders are scheduled to vote on the merger proposal at the Company’s annual meeting scheduled for May 19, 2009.

For the first six months of fiscal 2009, loans receivable, net increased by $12.1 million to $490.7 million at March 31, 2009 from $478.6 million at September 30, 2008.  The growth included net increases in commercial loans totaling $4.8 million, comprising increases in multifamily, nonresidential real estate, land and business loans of $11.7 million, partially offset by net reductions in the outstanding balance of construction loans of $6.8 million.  The increase in loans receivable, net also included net increases in one- to four-family first mortgages of $7.5 million, net increases in home equity loans and home equity lines of credit totaling $1.1 million and net increases in consumer loans of $259,000.  Offsetting the growth in these categories during the first six months of fiscal 2009 was a net increase to the allowance for loan losses totaling $1.6 million primarily attributable to specific valuation allowances on certain impaired, nonperforming loans.

Specifically, the Bank has classified a total of 12 loans with outstanding principal balances of $12.3 million as nonperforming at March 31, 2009.  Of these loans, $6.8 million is attributable to one fully disbursed construction loan.  The loan, which includes personal guarantees for all indebtedness, is secured by a completed 13-unit residential condominium project located in Wildwood Crest, New Jersey.  The Bank classified the loan as nonperforming and initiated foreclosure action during the quarter ended March 31, 2009.  Based upon the loan’s nonaccrual status and updated collateral value, the Bank established a $1,375,000 valuation allowance against the impaired loan during the most recent quarter ended March 31, 2009.

Nonperforming loans also include one additional construction loan with a disbursed balance of $3.0 million secured by two residential properties in process of construction in Alpine, New Jersey.  No impairment allowance was required against this construction loan at March 31, 2009.

Four nonresidential mortgage loans and one land loan with combined outstanding principal balances of approximately $1.6 million, net of charge offs, were classified as nonperforming at March 31, 2009.  Based upon their respective nonaccrual statuses and collateral values, impairment allowances totaling $135,000 were established against two of these five nonperforming loans during the most recent quarter ended March 31, 2009.

The remaining five nonperforming loans include three one- to-four family mortgage loans, one multifamily mortgage loan and one consumer loan with total outstanding balances of $925,000.  No impairment allowance was required against these loans at March 31, 2009.

For the first six months of fiscal 2009, total deposits increased by $51.3 million to $498.9 million at March 31, 2009 from $447.7 million at September 30, 2008.  This net growth reflected increases in certificates of deposit, savings accounts and interest-bearing checking accounts, including money market checking accounts, of $42.2 million, $3.7 million and $5.6 million, respectively.  This growth in deposits was partially offset by reductions in the balance of noninterest-bearing checking accounts of $241,000.

The noteworthy growth in the Bank’s deposits during the past six months has coincided with a significant reduction in deposit interest rates as offered by the Bank as well as those offered in the marketplace as a whole.  The Bank attributes a portion of its deposit gathering success to the continued marketing efforts focused on achieving or growing the profitability of its branches.  However, the Bank acknowledges that the recent volatility within the financial markets and the resulting economic uncertainty has caused many consumers to seek the safety of FDIC-insured accounts to protect the value of their financial assets.

 As a result of these factors, the Bank has experienced significant growth in deposits that outpaced its near term ability to deploy such incoming cash flows into creditworthy loans.  Consequently, the Bank has experienced significant net growth in short term interest-earning assets and shorter duration investment securities whose current yields reflect the recent reductions in short term market interest rates to historical lows.  Specifically, the balance of cash and cash equivalents increased by $20.8 million to $41.2 million at March 31, 2009 from $20.4 million at September 30, 2008.  Additionally, securities classified as available-for-sale increased $13.1 million to $94.3 million at March 31, 2009 from $81.2 million at September 30, 2008 while securities held-to-maturity decreased approximately $705,000 to $6.8 million from $7.5 million for those same comparative periods.

A portion of the incoming cash flows from deposit growth was also used to repay other interest-bearing liabilities.  Specifically, borrowings decreased $8.0 million to $67.5 million at March 31, 2009 from $75.5 million at September 30, 2008.  The reduction in borrowings was attributable to net repayment of maturing and amortizing fixed rate FHLB term advances of which $5.0 million had originally been drawn in connection with a $50 million wholesale growth strategy executed in fiscal 2008.

The Bank expects to deploy the accumulated balances of lower yielding cash and investments into higher yielding assets over time which is expected to enhance earnings in future periods.  In doing so, however, the Bank will be cognizant of the potential risk of deposit outflows when and if the financial markets and economic conditions improve and consumers elect to reinvest their insured deposits into alternative, noninsured investments.

The factors noted above contributed to the Company’s yield on earning assets decreasing 58 basis points to 5.05% for the quarter ended March 31, 2009 from 5.63% for the quarter ended March 31, 2008.  This decrease also reflected the impact of overall reductions in market interest rates on the yields of repricing assets including, but not limited to, cash and cash equivalents and adjustable rate loans, as well as the overall reinvestment of incoming cash flows from loan and investment security maturities and repayments at comparatively lower yields.

However, the decrease in the yield on interest-earning assets between the comparative quarters was outpaced by a reduction in the Company’s interest costs for those same periods.  The Company’s cost of interest-bearing liabilities decreased 90 basis points to 3.03% for the quarter ended March 31, 2009 from 3.93% for the quarter ended March 31, 2008.  The decrease in the cost of interest-bearing deposits was primarily attributable to two related factors.  First, the Company has reduced the interest rates paid on deposits generated through the three full service branches opened during fiscal 2007 on which promotional interest rates had continued to be paid during a portion of fiscal 2008.  Deposits acquired through those de novo branches no longer reflect the effects of promotional pricing.  Second, reductions in market interest rates enabled the Company to reduce rates paid on many interest-bearing deposit types across all branches.  In total, the Company’s net interest spread widened 32 basis points to 2.02% from 1.70% for those same comparative periods.

The factors resulting in the widening of the Company’s net interest rate spread also positively impacted the Company’s net interest margin over the same comparative periods  However, the impact of the Company’s share repurchase plans on net interest margin partially offset the benefits of the widening net interest spread.  For the comparative quarters ended March 31, 2009 and March 31, 2008, the average balance of treasury stock increased $5.1 million reflecting the Company’s share repurchase activity.  The foregone interest income on the interest-earning assets used to fund those share repurchases adversely impacted the Company’s net interest margin.  As a result of these offsetting factors, the Company reported a $634,000 increase in net interest income to $3.8 million for the quarter ended March 31, 2009 from $3.2 million for the quarter ended March 31, 2008 reflecting a 11 basis point increase in net interest margin to 2.49% from 2.38% for those same comparative periods.

Due primarily to these same factors, net interest income increased $1.5 million to $7.8 million for the six months ended March 31, 2009 from $6.3 million for the six months ended March 31, 2008.  For those same comparative periods, the Company’s net interest rate spread widened 48 basis points to 2.08% from 1.60% while net interest margin widened 25 basis points to 2.59% from 2.34%.

The increase in net interest income was partially offset by a comparatively greater provision to the allowance for loan losses.  The provision for loan losses totaled $1.5 million for the three months ended March 31, 2009, representing an increase of $1.3 million from the three months ended March 31, 2008.  The provision for the second quarter of fiscal 2009 reflected specific provisions of $1.5 million on impaired loans.  As noted earlier, these provisions included a specific allowance of $1,375,000 relating to one impaired construction loan and additional specific allowances of $135,000 relating to two impaired nonresidential mortgage loans.  By contrast, the $171,000 provision for loan losses for the second quarter of fiscal 2008 included a $34,000 specific provision attributable to one impaired land loan that portion of which was charged off in that same period.  Excluding the specific provisions on impaired loans, the remaining provision for loan losses for both comparative periods resulted from the application of historical and environmental loss factors against the net growth in loans in accordance with the Bank’s loan loss methodology.

These same factors were the primary contributors to the provision for loan losses increasing $1.4 million to $1.7 million for the six months ended March 31, 2009 from $309,000 for the six months ended March 31, 2008.

Noninterest income decreased $34,000 to $404,000 for the three months ended March 31, 2009 from $438,000 for the three months ended March 31, 2008.  The decline in noninterest income was largely attributable to a decrease in loan-related fees and charges resulting primarily from decreases in prepayment penalties and late charges.  Additionally, deposit service fees and charges declined due primarily to decreased customer utilization of overdraft protection services partially offset by increased fee income from annuity sales.   Partially offsetting these declines in noninterest income was an increase in income from the cash surrender value of life insurance attributable to a combination of higher average balances and improved yields on those assets.

Total noninterest income increased $11,000 to $844,000 for the six months ended March 31, 2009 from $833,000 for the six months ended March 31, 2008.  Noninterest income for the comparative six month periods was generally affected by many of the same factors as those reported for the three month comparative period.  However, during the six months ended March 31, 2009, the Company also recognized an additional $17,000 in other noninterest income attributable to a partial recovery of losses incurred several years earlier relating to assets held by the Bank’s retirement plan.

Due to a number of offsetting factors, total noninterest expense was consistent at $3.6 million for the three months ended March 31, 2009 and March 31, 2008.  These factors included increases in occupancy and equipment, data processing, legal, professional and consulting and other noninterest expenses which were fully offset by decreases in compensation expense and advertising and marketing expense.

The reported increase in occupancy and equipment expense was largely attributable to additional facility-related costs including depreciation arising from the Bank’s Bloomfield branch which was relocated from the administrative headquarters to a new facility in April, 2008.  Increases in data processing expense generally reflect the additional core processing and item processing costs resulting from the growth in accounts and transaction volume coupled with the added data processing infrastructure costs associated with the relocated Bloomfield branch.

The increase in legal expenses and professional and consulting expenses were largely attributable to costs incurred associated with the Company’s upcoming merger with Investors Bancorp announced on December 15, 2008.  Such costs include, but were not limited to, legal services associated with the termination of certain employee benefit plans resulting from the upcoming merger as well as external accounting and investment banking fees associated with that merger.  The increase in legal expense also reflects increased expenditures associated with the collection and foreclosure of certain nonperforming loans.

The reported increase in other noninterest expense resulted primarily from increases in FDIC insurance expense.  This increase was attributable, in part, to overall growth in the balance of FDIC-insured deposits.  However, the greater expense also reflects increases in insurance assessments mandated by the FDIC for the quarter ended March 31, 2009 and the expiration of FDIC insurance credits which had previously reduced the Bank’s net cost of FDIC deposit insurance during a portion of fiscal 2008.

The reported decrease in salaries, benefits and director fees was partially the result of the death of a director emeritus of the Company, during the earlier comparative quarter ended March 31, 2008. Under the terms of the Company’s restricted stock and stock option plans, the vesting of the remaining unearned benefits accruing to the former director through these plans was automatically accelerated.  As such, the Company incurred an acceleration of the remaining pre-tax expenses associated with these benefits totaling approximately $254,000 during the quarter ended March 31, 2008.

Other decreases in compensation-related expenses included reductions in employee wages and salaries, including bonuses and payroll taxes, resulting largely from prior adjustments to staffing levels.  Such decreases also included a reduction in deferred compensation expenses associated with the Bank’s supplemental executive retirement plans arising from the absence of related expenses in the current fiscal year for a participant whose benefit was fully accrued by the close of the prior fiscal year.

Finally, the reported decrease in advertising and marketing expense reflects the higher level of such expenditures during the earlier comparative period attributable to the continued promotion of the Bank’s Nutley and Clifton branches which opened in May 2007 and August 2007, respectively.

Total noninterest expense increased $137,000 to $7.0 million for the six months ended March 31, 2009 from $6.8 million for the six months ended March 31, 2008.  The increase in noninterest expense for the more recent six month period was attributable to many of the same factors as those reported for the comparative three month periods.  Such factors included increases in occupancy and equipment, data processing, legal, professional and consulting and other noninterest expenses which were partially offset by decreases in compensation expense and advertising and marketing expense.

The following tables present selected balance sheet data as of March 31, 2009 and September 30, 2008 and selected operating data for the three and six months ended March 31, 2009 and March 31, 2008.

FINANCIAL HIGHLIGHTS (unaudited)

	At March 31,		At September 30,
	2009		2008
	Balance	% Total Assets	Balance	% Total Assets
SELECTED FINANCIAL DATA (in thousands):
Assets
Cash and cash equivalents	$41,176	6.17%	$20,375	3.28%
Securities available-for-sale	94,311	14.14	81,163	13.06
Securities held-to-maturity	6,804	1.02	7,509	1.21
Loans held for sale	-	-	-	-
Loans receivable, net	490,717	73.58	478,574	76.99
Premises and equipment	11,646	1.75	11,894	1.91
Federal Home Loan Bank stock	2,382	0.36	2,743	0.44
Cash surrender value of life insurance	14,060	2.11	13,761	2.21
Accrued interest receivable	2,355	0.35	2,391	0.38
Other assets	3,461	0.52	3,223	0.52
Total assets	$666,912	100.00%	$621,633	100.00%
Liabilities and equity
Deposits	$498,947	74.81%	$447,687	72.02%
Advances for taxes and insurance	3,004	0.45	2,811	0.45
Borrowings	67,513	10.12	75,547	12.15
Other liabilities	5,073	0.77	4,740	0.77
Equity	92,375	13.85	90,848	14.61
Total liabilities and equity	$666,912	100.00%	$621,633	100.00%

Loan Data	Balance	% Total Loans	Balance	% Total Loans
1-4 family mortgage loans	$271,256	55.27%	$263,744	55.11%
Home equity loans	12,563	2.56	14,053	2.94
Home equity lines of credit	23,489	4.79	20,887	4.36
Multifamily mortgage loans	38,214	7.79	36,855	7.70
Nonresidential mortgage loans	96,374	19.64	90,644	18.94
Land and property acquisition loans	9,347	1.90	6,665	1.39
Construction loans	33,226	6.77	40,051	8.37
Business loans	9,440	1.92	7,551	1.58
Consumer loans	1,418	0.29	1,159	0.24
Allowance for loans losses	(4,610)	(0.93)	(3,035)	(0.63)
Loans receivable, net	$490,717	100.00%	$478,574	100.00%

Deposit Data	Balance	%Total Deposits	Balance	%Total Deposits
Noninterest-bearing deposits	$31,206	6.25%	$31,447	7.02%
Interest-bearing checking	80,945	16.22	75,307	16.82
Savings	88,775	17.79	85,092	19.01
Certificates of deposit	298,021	59.74	255,841	57.15
Deposits	$498,947	100.00%	$447,687	100.00%

FINANCIAL HIGHLIGHTS (continued) (unaudited)

	At March 31,	At September 30,
	2009	2008
Capital Ratios
Equity to total assets (%)	13.85	14.61
Outstanding shares (#)	10,855,529	10,859,692
Asset Quality Ratios:
Non-performing loans to total loans (%)	2.51	0.24
Non-performing assets to total assets (%)	1.85	0.18
Allowance for loan losses to non-performing loans (%)	37.40	266.97
Allowance for loan losses to total loans (%)	0.93	0.63

	For the six months ended March 31,		For the three months ended March 31,
	2009	2008	2009	2008
SELECTED OPERATING DATA (in thousands):
Total interest income	$15,823	$15,424	$7,781	$7,590
Total interest expense	8,012	9,117	3,942	4,384
Net interest income	7,811	6,307	3,839	3,206
Provision for loan losses	1,666	309	1,513	171
Net interest income after provision for loan losses	6,145	5,998	2,326	3,035
Noninterest income	844	833	404	438
Noninterest expense	6,981	6,844	3,568	3,568
Income (loss) before income taxes	8	(13)	(838)	(95)
Provision (benefit) for income taxes	26	(93)	(265)	(82)
Net income (loss)	$(18)	$80	$(573)	$(13)
Performance Ratios:
Return on average assets	(0.01)%	0.03%	(0.35)%	(0.01)%
Return on average equity	(0.04)	0.17	(2.50)	(0.05)
Net interest rate spread	2.08	1.60	2.02	1.70
Net interest margin	2.59	2.34	2.49	2.38
Noninterest income to average total assets	0.26	0.29	0.25	0.31
Noninterest expense to average total assets	2.19	2.39	2.19	2.49
Efficiency Ratio	80.65	95.85	84.09	97.93
PER SHARE DATA:
Earnings per share
Basic	0.00	0.01	(0.06)	0.00
Diluted	0.00	0.01	(0.06)	0.00

The foregoing material contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning our financial condition, results of operations and business.  We caution that such statements are subject to a number of uncertainties and actual results could differ materially, and, therefore, readers should not place undue reliance on any forward-looking statements.  We do not undertake, and specifically disclaim, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.